Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CBRE GROUP, INC. REPORTS STRONG REVENUE

AND EARNINGS FOR THIRD-QUARTER 2011

EARNINGS PER SHARE RISE 20% TO $0.24

Los Angeles, CA — October 27, 2011 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings for the third quarter ended September 30, 2011.

•                  Revenue for the quarter totaled $1.5 billion, an increase of 21% from $1.3 billion in the third quarter of 2010.

•                  Net income on a U.S. GAAP basis improved to $63.8 million, or $0.20 per diluted share, for the third quarter of 2011, an increase of 12% and 11%, respectively, from $57.0 million, or $0.18 per diluted share, for the third quarter of 2010.

•                  Excluding selected charges(1), net income(2) totaled $77.7 million, or $0.24 per diluted share, for the current-year quarter, up 24% and 20%, respectively, from $62.4 million, or $0.20 per diluted share, in the third quarter of 2010.

•                  Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) rose 5% to $179.0 million for the third quarter of 2011 from $169.9 million a year earlier.  Excluding selected charges, EBITDA(3) increased 11% to $194.8 million in the current period from $175.5 million in the third quarter of 2010. EBITDA and EBITDA, excluding selected charges, included $7.4 million of net carried-interest expense (versus a benefit of $1.4 million in the third quarter of 2010) in the Global Investment Management business, and $8.6 million of insurance and legal reserves in the Americas business. Without these expenses, EBITDA, excluding selected charges, would have risen 21% for the quarter.

Management Commentary

“We are very pleased to report double-digit growth in revenue, earnings and adjusted EBITDA during a time of increased financial market volatility and economic uncertainty,” said Brett White, chief executive officer of CBRE.  “Global revenue rose significantly in nearly all of our major service lines and geographies, reflecting the durability of the commercial real estate market recovery, coupled with our ability to improve market share in an uneven macro environment.

“Particularly notable was the strong growth in outsourcing, where we are benefiting from our focus on expanding our contractual relationships with space occupiers, especially in Europe and Asia Pacific. While the growth rate moderated somewhat in our capital markets businesses — property sales and mortgage brokerage — due, in part, to tougher year-over-year comparisons, revenue from these businesses nevertheless posted healthy gains, fueled by the Americas.”

Outsourcing revenue improved 19% — the strongest growth rate for this business line since the third quarter of 2008 — as new clients have been on-boarded at a record pace and penetration of international markets has accelerated.

CBRE signed a record 49 long-term outsourcing contracts in the quarter, including 20 with new clients.  This is the third consecutive quarter in which the Company has established a new record for total outsourcing contracts.  The Company continued to cultivate outsourcing relationships in the health care and government markets, signing 15 total contracts in these two sectors during the quarter.

Global property sales rose 23% for the quarter, driven by exceptionally strong growth in the Americas (up 42%), which offset essentially flat performance in EMEA and Asia Pacific.  Commercial mortgage brokerage revenue rose 32%, reflecting the continued availability of debt capital at attractive pricing.  For the quarter, global mortgage activity (loan originations and sales) improved 52% from a year ago to approximately $5.8 billion.

Property leasing revenue was also up strongly, rising 19% globally for the quarter. All regions improved from a year ago at a double-digit pace, with robust growth in Asia Pacific and EMEA.

Despite heightened concern about sovereign debt issues in Europe, EMEA registered the strongest revenue growth among CBRE’s global regions.  The region’s 28% overall revenue increase for the quarter was bolstered by a 48% jump in outsourcing revenue. The growth in outsourcing reflects the diversification of EMEA’s business base, and increased adoption of outsourcing in the European marketplace.  In addition, property leasing revenue rose 33%, as CBRE closed sizable transactions in the third quarter in France, Germany, the Netherlands and the United Kingdom.

Asia Pacific revenue also improved sharply.  The region’s total revenue rose 24%, led by increases of 41% in property leasing and 21% in outsourcing.  The Americas, CBRE’s largest region, saw revenue rise 17%, as all service lines in this region posted solid double- digit percentage increases.

Revenue in the Company’s Global Investment Management business increased 56% during the quarter.  This included revenue from CBRE Clarion Securities, the global listed real estate securities business acquired from ING Group, N.V., on July 1, 2011. Following the end of the third quarter, the Company closed on its acquisition of ING’s real estate investment management (ING REIM) business in Asia, and plans to complete its acquisition of the ING REIM business in Europe before year-end.

During the third quarter, CBRE also acquired two niche service providers that further strengthened its services platform in Europe: a retail services business in the United Kingdom, and a shopping center management business in the Netherlands.

Mr. White added: “Globally, the commercial real estate market recovery continues, albeit hesitantly, amid weak growth in many of the world’s leading economies.  That said, our third-quarter results demonstrate our ability to perform for clients and shareholders in a difficult market environment. We are very well positioned for this recovery cycle, with a strong balance sheet, and remain keenly focused on sustaining our growth and improving our operating leverage going forward.”

Third-Quarter 2011 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 17% to $954.2 million, compared with $812.3 million for the third quarter of 2010.

•                  Operating income rose 13% to $107.0 million from $94.7 million for the prior-year third quarter.

•                  EBITDA totaled $126.2 million, up 14% from $110.5 million in last year’s third quarter. Operating income and EBITDA were negatively impacted by higher legal and insurance reserves in the current quarter.

•                  The region saw double-digit revenue growth across most business lines.

EMEA Region (primarily Europe)

•                  Revenue rose 28% to $276.0 million from $215.8 million for the third quarter of 2010. The increase was driven by growth in France, Germany and the United Kingdom.

•                  Operating income rose 22% to $17.5 million compared with $14.3 million for the same period in 2010.

•                  EBITDA increased 19% to $21.1 million compared with $17.8 million in last year’s third quarter.

•                  Current-period operating income and EBITDA reflect investments in staffing and resources for significantly increased outsourcing activity, a lack of material recovery in capital markets activity, as well as strategic hiring in late 2010 and 2011.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue rose 24% to $208.1 million from $167.4 million for the third quarter of 2010.

•                  Operating income rose 42% to $19.3 million, compared with $13.6 million for the third quarter of 2010.

•                  EBITDA increased 40% to $21.8 million compared with $15.6 million for last year’s third quarter.

•                  The sharply improved results reflect higher revenue in several countries, particularly Australia/New Zealand, China, Japan and India.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue increased 56% to $77.4 million from $49.5 million in the third quarter of 2010.  The increase was driven by higher asset management fees primarily attributable to the CBRE Clarion Securities acquisition, which was completed at the beginning of the quarter.  Also contributing to the increase was higher incentive fees in the current-year period.

•                  Operating loss totaled $0.3 million, compared with operating income of $11.6 million for the third quarter of 2010.

•                  EBITDA totaled $6.2 million compared with $16.7 million in the prior-year third quarter.

•                  Current-year operating results and EBITDA include $9.4 million of costs associated with the acquisition of the ING REIM businesses as well as a net carried interest incentive compensation accrual of $7.4 million, compared with a $1.4 million net reversal of carried interest in the prior-year period.

•                  Assets under management totaled $53.5 billion at the end of the third quarter of 2011—including the listed securities business acquired from ING — up 42% from year-end 2010 and 50% from the third quarter of 2010. The third-quarter 2011 total excludes $5.0 billion of assets managed by ING REIM Asia, which was acquired on October 3, 2011.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $18.8 million compared with $21.3 million for the third quarter of 2010. The decrease was primarily due to lower rental revenue resulting from property dispositions.

•                  Operating loss narrowed to $0.4 million as compared with an operating loss of $3.7 million for the same period in 2010, primarily driven by higher gains from property dispositions from sales of properties which are consolidated.

•                  EBITDA totaled $3.8 million compared with $9.4 million in the prior-year third quarter. Third-quarter 2010 EBITDA benefited from gains on the sale of properties reflected in equity income from unconsolidated subsidiaries and income from discontinued operations, partially offset by non-controlling interests activity, all of which did not occur to the same extent in the current year. Equity income from unconsolidated subsidiaries, income from discontinued operations, and activity associated with non-controlling interests are all included in the calculation of EBITDA, but not operating income.

•                  Development projects in process totaled $5.1 billion, up $0.2 billion from both year-end 2010 and the third quarter of 2010. The inventory of pipeline deals rose to $1.5 billion, up $0.3 billion from year-end 2010 and $0.4 billion from the third quarter of 2010.

Nine-Month Results

•                  Revenue for the nine months ended September 30, 2011 totaled $4.1 billion, an increase of 20% from $3.5 billion in the nine months ended September 30, 2010.

•                  Net income on a U.S. GAAP basis rose 52% to $159.4 million, or $0.49 per diluted share, for the nine months ended September 30, 2011, compared with $105.2 million, or $0.33 per diluted share for the same period in 2010.

•                  Excluding selected charges, net income totaled $185.2 million, or $0.57 per diluted share, for the current year-to-date period, an increase of 49% and 46%, respectively, from $124.5 million, or $0.39 per diluted share, in the prior-year period.

•                  EBITDA rose 13% to $458.1 million for the first nine months of 2011 from $406.5 million a year earlier.  Excluding selected charges, EBITDA improved 14% to $487.7 million in the current nine-month period from $428.2 million in the nine months ended September 30, 2010.

Outlook

Despite tepid global economic growth, the commercial real estate recovery continues.  Accordingly, management is re-affirming its expectations for full year 2011 earnings in the range of $0.95 to $1.05 per share.

Conference Call Details

The Company’s third-quarter earnings conference call will be held on Thursday, October 27, 2011 at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1092 for U.S. callers and 612-234-9960 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on October 27, 2011, and ending at midnight Eastern Time on November 3, 2011. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 220349.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2010 revenue).  The Company has approximately 31,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook, ability to complete and integrate our announced acquisition of the ING REIM business in Europe, as well as to integrate the ING REIM Asia business, which was acquired on October 3, 2011, and its global listed real estate securities business, which was acquired on July 1, 2011, and ability to complete a new incremental senior secured sterling denominated term A-1 loan facility.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions, amortization expense related to customer relationships acquired in the Trammell Crow Company (TCC) acquisition, the write-down of impaired assets and cost containment expenses.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted, remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$1,534,463	$1,266,218	$4,141,786	$3,464,020

Costs and expenses:
Cost of services	894,607	735,393	2,448,184	2,029,301
Operating, administrative and other	469,138	374,815	1,279,019	1,085,554
Depreciation and amortization	31,308	25,605	79,871	79,516
Total costs and expenses	1,395,053	1,135,813	3,807,074	3,194,371

Gain on disposition of real estate	3,595	174	11,594	3,797

Operating income	143,005	130,579	346,306	273,446

Equity income from unconsolidated subsidiaries	6,714	3,682	38,961	11,333
Other loss	5,809	—	5,809	—
Interest income	2,493	1,463	7,063	6,374
Interest expense	39,080	49,755	107,014	149,822
Income from continuing operations before provision for income taxes	107,323	85,969	279,507	141,331
Provision for income taxes	47,290	38,075	117,032	72,078
Income from continuing operations	60,033	47,894	162,475	69,253
Income from discontinued operations, net of income taxes	—	7,821	16,911	14,961
Net income	60,033	55,715	179,386	84,214
Less: Net (loss) income attributable to non-controlling interests	(3,774)	(1,323)	19,987	(20,987)
Net income attributable to CBRE Group, Inc.	$63,807	$57,038	$159,399	$105,201

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.20	$0.17	$0.50	$0.31
Income from discontinued operations attributable to CBRE Group, Inc.	—	0.01	—	0.03
Net income attributable CBRE Group, Inc.	$0.20	$0.18	$0.50	$0.34

Weighted average shares outstanding for basic income per share	318,867,447	313,791,661	317,718,150	313,197,421

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.20	$0.17	$0.49	$0.30
Income from discontinued operations attributable to CBRE Group, Inc.	—	0.01	—	0.03
Net income attributable to CBRE Group, Inc.	$0.20	$0.18	$0.49	$0.33

Weighted average shares outstanding for diluted income per share	323,714,703	319,353,359	323,584,637	318,278,968

EBITDA (1)	$178,992	$169,913	$458,131	$406,507

(1)   Includes EBITDA related to discontinued operations of $2.4 million for the three months ended September 30, 2010 and $1.9 million and $15.3 million for the nine months ended September 30, 2011 and 2010, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Americas
Revenue	$954,213	$812,287	$2,602,156	$2,180,153
Costs and expenses:
Cost of services	600,168	502,404	1,644,835	1,361,628
Operating, administrative and other	231,181	201,240	646,071	562,156
Depreciation and amortization	15,855	13,943	43,517	43,630
Operating income	$107,009	$94,700	$267,733	$212,739
EBITDA	$126,156	$110,487	$319,659	$262,322

EMEA
Revenue	$275,958	$215,768	$742,013	$629,306
Costs and expenses:
Cost of services	165,450	129,817	452,461	381,400
Operating, administrative and other	89,853	69,339	244,830	207,135
Depreciation and amortization	3,191	2,289	7,706	7,063
Operating income	$17,464	$14,323	$37,016	$33,708
EBITDA	$21,089	$17,786	$45,470	$41,776

Asia Pacific
Revenue	$208,055	$167,357	$557,101	$460,467
Costs and expenses:
Cost of services	128,989	103,172	350,888	286,273
Operating, administrative and other	56,835	48,646	152,801	137,571
Depreciation and amortization	2,979	1,943	6,950	6,062
Operating income	$19,252	$13,596	$46,462	$30,561
EBITDA	$21,817	$15,554	$51,696	$36,589

Global Investment Management
Revenue	$77,426	$49,518	$185,302	$135,821
Costs and expenses:
Operating, administrative and other	71,770	34,260	175,268	115,129
Depreciation and amortization	6,281	3,632	12,947	10,102
Gain on disposition of real estate	345	—	345	—
Operating (loss) income	$(280)	$11,626	$(2,568)	$10,590
EBITDA(1)	$6,154	$16,680	$14,614	$22,516

Development Services
Revenue	$18,811	$21,288	$55,214	$58,273
Costs and expenses:
Operating, administrative and other	19,499	21,330	60,049	63,563
Depreciation and amortization	3,002	3,798	8,751	12,659
Gain on disposition of real estate	3,250	174	11,249	3,797
Operating loss	$(440)	$(3,666)	$(2,337)	$(14,152)
EBITDA (2)	$3,776	$9,406	$26,692	$43,304

(1)          Includes EBITDA related to discontinued operations of $1.9 million for the nine months ended September 30, 2011.

(2)          Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income attributable to CBRE Group, Inc.	$63,807	$57,038	$159,399	$105,201
Integration and other costs related to acquisitions, net of tax	8,390	614	16,769	1,854
Amortization expense related to TCC customer relationships acquired, net of tax	1,924	1,871	5,528	5,603
Write-down of impaired assets, net of tax	3,532	1,493	3,532	4,297
Cost containment expenses, net of tax	—	1,412	—	7,504
Net income attributable to CBRE Group, Inc., as adjusted	$77,653	$62,428	$185,228	$124,459

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.24	$0.20	$0.57	$0.39

Weighted average shares outstanding for diluted income per share	323,714,703	319,353,359	323,584,637	318,278,968

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income attributable to CBRE Group, Inc.	$63,807	$57,038	$159,399	$105,201
Add:
Depreciation and amortization(1)	31,308	25,638	80,396	79,717
Interest expense(2)	39,080	50,127	108,367	150,909
Provision for income taxes(3)	47,290	38,573	117,032	77,055
Less:
Interest income	2,493	1,463	7,063	6,375

EBITDA(4)	$178,992	$169,913	$458,131	$406,507

Adjustments:
Integration and other costs related to acquisitions	9,921	973	23,704	2,943
Write-down of impaired assets	5,889	2,428	5,889	6,881
Cost containment expenses	—	2,234	—	11,911

EBITDA, as adjusted (4)	$194,802	$175,548	$487,724	$428,242

(1)          Includes depreciation and amortization related to discontinued operations of $0.03 million for the three months ended September 30, 2010 and $0.5 million and $0.2 million for the nine months ended September 30, 2011 and 2010, respectively.

(2)          Includes interest expense related to discontinued operations of $0.4 million for the three months ended September 30, 2010 and $1.4 million and $1.1 million for the nine months ended September 30, 2011 and 2010, respectively.

(3)      Includes provision for income taxes related to discontinued operations of $0.5 million and $5.0 million for the three and nine months ended September 30, 2010, respectively.

(4)      Includes EBITDA related to discontinued operations of $2.4 million for the three months ended September 30, 2010 and $1.9 million and $15.3 million for the nine months ended September 30, 2011 and 2010, respectively.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Americas
Net income attributable to CBRE Group, Inc.	$54,908	$41,500	$136,432	$79,084
Add:
Depreciation and amortization	15,855	13,943	43,517	43,630
Interest expense	30,197	36,724	81,769	115,410
Royalty and management service income	(7,188)	(4,909)	(20,703)	(14,401)
Provision for income taxes	34,196	24,277	83,523	41,708
Less:
Interest income	1,812	1,048	4,879	3,109
EBITDA	$126,156	$110,487	$319,659	$262,322

EMEA
Net income attributable to CBRE Group, Inc.	$3,929	$5,445	$14,321	$11,695
Add:
Depreciation and amortization	3,191	2,289	7,706	7,063
Interest expense	30	64	187	189
Royalty and management service expense	3,507	2,767	9,660	8,308
Provision for income taxes	10,680	7,500	14,468	15,484
Less:
Interest income	248	279	872	963
EBITDA	$21,089	$17,786	$45,470	$41,776

Asia Pacific
Net income attributable to CBRE Group, Inc.	$6,585	$2,726	$15,672	$9,376
Add:
Depreciation and amortization	2,979	1,943	6,950	6,062
Interest expense	1,395	547	2,624	1,717
Royalty and management service expense	3,468	1,949	10,314	5,487
Provision for income taxes	7,550	8,488	17,085	15,976
Less:
Interest income	160	99	949	2,029
EBITDA	$21,817	$15,554	$51,696	$36,589

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(17)	$4,835	$(12,249)	$(4,752)
Add:
Depreciation and amortization(1)	6,281	3,632	13,472	10,102
Interest expense(2)	4,097	8,049	14,186	18,527
Royalty and management service expense	213	193	729	606
Benefit of income taxes	(4,156)	(4)	(1,223)	(1,774)
Less:
Interest income	264	25	301	193
EBITDA(3)	$6,154	$16,680	$14,614	$22,516

Development Services
Net (loss) income attributable to CBRE Group, Inc.	$(1,598)	$2,532	$5,223	$9,798
Add:
Depreciation and amortization(4)	3,002	3,831	8,751	12,860
Interest expense(5)	3,361	4,743	9,601	15,066
(Benefit of) provision for income taxes(6)	(980)	(1,688)	3,179	5,661
Less:
Interest income	9	12	62	81
EBITDA(7)	$3,776	$9,406	$26,692	$43,304

(1)          Includes depreciation and amortization related to discontinued operations of $0.5 million for the nine months ended September 30, 2011.

(2)          Includes interest expense related to discontinued operations of $1.4 million for the nine months ended September 30, 2011.

(3)          Includes EBITDA related to discontinued operations of $1.9 million for the nine months ended September 30, 2011.

(4)          Includes depreciation and amortization related to discontinued operations of $0.03 million and $0.2 million for the three and nine months ended September 30, 2010, respectively.

(5)          Includes interest expense related to discontinued operations of $0.4 million and $1.1 million for the three and nine months ended September 30, 2010, respectively.

(6)          Includes provision for income taxes related to discontinued operations of $0.5 million and $5.0 million for the three and nine months ended September 30, 2010, respectively.

(7)          Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents (1)	$662,594	$506,574
Restricted cash	388,068	52,257
Receivables, net	997,931	940,167
Warehouse receivables (2)	690,229	485,433
Real estate assets (3)	610,904	755,509
Goodwill and other intangibles, net	2,096,422	1,656,656
Investments in and advances to unconsolidated subsidiaries	145,882	138,973
Other assets, net	823,073	585,999
Total assets	$6,415,103	$5,121,568
Liabilities:
Current liabilities, excluding debt	$1,278,334	$1,281,452
Warehouse lines of credit (2)	676,796	453,835
Revolving credit facility	41,254	17,516
Senior secured term loans	1,410,000	640,500
Senior subordinated notes, net	438,667	437,682
Senior notes	350,000	350,000
Other debt	118	156
Notes payable on real estate (4)	499,329	627,528
Other long-term liabilities	362,543	247,104
Total liabilities	5,057,041	4,055,773

CBRE Group, Inc. stockholders’ equity	1,082,374	908,215
Non-controlling interests	275,688	157,580
Total equity	1,358,062	1,065,795

Total liabilities and equity	$6,415,103	$5,121,568

(1)          Includes $210.7 million and $26.1 million of cash in consolidated funds and other entities, but not available for company use, at September 30, 2011 and December 31, 2010, respectively.

(2)          Represents loan receivables, the majority of which are offset by the related non-recourse warehouse line of credit facility.

(3)          Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)          Represents notes payable on real estate of which $13.6 million and $3.7 million are recourse to the Company as of September 30, 2011 and December 31, 2010, respectively.